Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED MARCH 31, 2014

•	Increased revenue 15 percent and increased Adjusted EBITDA 35 percent over first quarter 2013

•	Increased production 8 percent year-over-year

•	First Delaware Basin horizontal well in Reeves County, Texas, had 24-hour peak production rate of 1,403 Boe per day

•	First Turner horizontal well in Hilight Field, Powder River Basin, has produced 95,000 Boe in 160 days of production

•	Commenced a two well Turner delineation program in Hilight Field

Denver, Colorado – May 12, 2014 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter ended March 31, 2014.

Nicholas J. Sutton, Chief Executive Officer, said: “We are pleased to report that our operating results for the quarter show an eight percent increase in production and a 35 percent increase in Adjusted EBITDA (a non-GAAP measure, reconciled to net income below) as compared to the quarter ended March 31, 2013. Production, lease operating expense and general and administrative expense are all on track with our guidance, despite the fact that during the first quarter we experienced some weather-related operational challenges.

“Operationally, in the Powder River Basin our first horizontal well, the Castle 3-21TH, produced approximately 95,000 Boe in its first 160 days of production. We have secured drilling permits and a walking rig to drill two delineation wells, back to back from a common location. We spud our second Turner well on April 29 and we have an additional ten permits in various stages of processing. These could provide a full year of drilling starting as early as autumn 2014.

“Our first Delaware Basin well, the LH Meeker C21 1501H, continues to show strong production, averaging more than 970 Boe per day over its first 100 days of production. Our drilling and completion activities in the Delaware Basin continue with three wells in process. The Harrison State C20 1401H is waiting on a frac date, currently estimated to be late-May. Unfortunately the James 02 1401H was sidetracked due to downhole complications and we anticipate fracing it in early-June. On this schedule, both wells could add to Resolute’s late second quarter production. The third well, the Renegade 03 02BH is currently drilling. We plan to drill three to four additional wells in Reeves County under our current base-level budget, as discussed in our guidance. As funds become available, we anticipate that by year-end we will to have two rigs drilling full time in the Permian Basin, and we further anticipate that we will stand-up additional rigs in 2015.

“Aneth Field production operations continue to receive internal attention. Field personnel are concentrating on enhancing production from existing wells and optimizing field operations. Because Aneth is a giant field, incremental improvements can add significantly to production at very attractive economics.

“Perhaps more important than any single quarter’s results, Resolute has captured an extensive inventory of horizontal drilling opportunities in the Permian and Powder River basins. We have approximately 250 potential gross locations which, with multiple prospective zones per location, means that we have more than 650 horizontal drilling targets. We anticipate that these numbers could grow significantly as Resolute works to expand its acreage position and as the industry continues to advance its knowledge as to the best ways to drill, complete and produce horizontal wells.

“As previously discussed in our year end press release and earnings call, we have been evaluating a wide range of financing alternatives that would enable us to reduce our outstanding debt and gain access to the capital required to allow the Company to meaningfully accelerate its horizontal drilling activities in the Permian and Powder River basins. Fortunately, our portfolio of assets provides significant flexibility in addressing these opportunities. While not limiting the potential structures that any such financing could ultimately take, our Board of Directors has approved our pursuing a financing transaction in which we would monetize approximately half of our economic interest in Greater Aneth Field in a yield-oriented tax-advantaged vehicle, while retaining operating control over the field, continued access to a significant portion of the cash flow generated by this asset and a meaningful stake in the reserves and production upside embedded in the field.

“Once we have strengthened our financial position we plan to significantly increase our activity level in the Permian and the Powder River basins. The pieces are in place – personnel, prospects, gas gathering, gas processing, SWD wells and drilling permits – to set up for an exciting, multiple-year growth path that will significantly change the Resolute story, resulting in a better public understanding of the value of our assets.”

Operations Update

Hilight Field – Powder River Basin

Wyoming production during the first quarter increased 24 MBoe, to 162 MBoe from the 138 MBoe produced in the first quarter of 2013. First quarter production was flat from fourth quarter 2013. The increase in production from first quarter 2013 is a result of the Castle 3-21TH Turner horizontal well. The core Muddy production from Hilight Field continues on its natural decline at a year-over-year rate of less than 10%.

Under our base plan we expect to drill two Turner horizontal wells in 2014. The first well spud on April 29 and after that well is drilled the rig will move to the second scheduled well. We have survey crews working to establish an inventory of drilling permits.

Permian Basin

In the first quarter of 2014, Resolute completed its first Delaware Basin horizontal well, the LH Meeker C21 1501H. This Wolfcamp A test came on line in January and recorded a peak 24-hour production rate of 1,403 Boe per day and a peak 30-day rate of 1,074 Boe per day. The second well, the James 02 1401H experienced downhole issues during completion so we decided that the best course of action was to sidetrack the well. The second lateral also encountered very high pressures and drilling difficulties. As a result, we elected to stop drilling after reaching 2,000 feet in lateral length. We expect to frac the well in June. The third well, the Harrison State C20 1401H, was drilled to TD in the first quarter and is awaiting completion, currently scheduled for late May.

After reviewing our Reeves County drilling, we have decided to stay on the Delaware Basin side of the Permian Basin for the time being and we are currently drilling the first of four 7,500-foot lateral wells on our Mustang block. The Renegade 03 02BH is a Wolfcamp B test that is drilling in the vertical section of the wellbore and we anticipate reaching total depth by early June.

Work continued in our Appaloosa project area as we built gas-gathering infrastructure during the first quarter. As a result, we are ready to sell gas volumes from our James and Harrison wells. In addition to the gas gathering work, we also are working on water disposal options for this acreage block to reduce lease operating expenses.

On our Big Spring acreage in the Midland Basin, we participated as a non-operating working interest partner in drilling three vertical Wolfberry wells. Two of these wells came online in the first quarter and the third well is awaiting completion, which we expect will happen in late June. In addition to this drilling activity, we undertook recompletions of the Spraberry formation in three vertical wells in the Gardendale area.

Aneth Field

Net production for the first quarter of 2014 was 6,169 Boe per day, up from 6,037 Boe per day during the same quarter last year. This was down slightly from last quarter’s 6,313 Boe per day. Production during the quarter was negatively affected by cold weather and the interruption of gas sales caused by obstructions in a third party gas line. Gas sales have since resumed. Production was also adversely affected by a three-day power outage caused by wind damage to our power provider’s transmission line. This outage alone reduced first quarter gross production by 13,400 Bbls.

Partially offsetting these negative events were the strong results of projects completed at the end of 2013, primarily drilling sidetracks and horizontal laterals out of existing wellbores in the Ratherford and Aneth units. In the McElmo Creek Unit, increased CO2 injection has sustained production at levels higher than predicted and our field operations team successfully repaired 48 producing wells and fourteen injectors. After completing the successful workover program, we reduced the workover rig count from seven at the beginning of the quarter to four at the end.

Other activities in the first quarter included installing and commissioning additional compression, working with our power provider to increase available power for future expansions, preparing the nine-pattern DC IIC project in the McElmo Creek Unit for CO2 injection, upgrading production facilities to improve reliability and securing permits for future wells.

Williston Basin

On March 6, 2014, we closed the sale of our remaining Williston Basin producing properties for net proceeds of $4.8 million.

First Quarter Comparative Results

During the quarter ended March 31, 2014, Resolute recorded a net loss of $3.5 million, or $(0.05) per share, on revenue of $90.9 million. This compares to a net loss of $3.0 million, or $(0.05) per share, on revenue of $78.9 million in the first quarter of 2013.

First Quarter 2014 Results Compared to First Quarter 2013 Results

	Three Months Ended March 31,
	2014	2013
	($ thousands, except per Boe amounts)
Production (MBoe):
Aneth	555	543
Permian	413	280
Wyoming	162	138
North Dakota	4	86

Total production	1,134	1,047

Daily rate (Boe)	12,598	11,633

Revenue per Boe (excluding commodity derivative settlements)	$80.15	$75.36
Revenue per Boe (including commodity derivative settlements)	$75.96	$68.78

Revenue	$90,878	$78,897
Commodity derivative losses	(4,750)	(6,892)

Revenue, net of derivative losses	86,128	72,005

Operating expenses:
Lease operating expense	28,654	25,212
Production and ad valorem taxes	10,598	10,223
Depletion, depreciation, amortization and asset retirement obligation accretion	31,908	24,882
General and administrative expense	8,643	8,568

Net loss	(3,548)	(3,049)

Adjusted EBITDA	$41,124	$30,507

Adjusted EBITDA (a non-GAAP measure): During the first quarter of 2014, Resolute generated $41.1 million of Adjusted EBITDA, or $36.27 per Boe, a 35 percent increase from the prior year period during which Resolute generated $30.5 million of Adjusted EBITDA, or $29.14 per Boe. The increase in Adjusted EBITDA resulted primarily from increased commodity pricing ($80.15 per Boe in 2014 compared to $75.36 per Boe in 2013) and increased production related to Permian Basin wells acquired in March 2013 and drilling activities during 2013 and 2014.

Production: Production for the quarter ended March 31, 2014, increased eight percent to 1,134 MBoe as compared to 1,047 MBoe during the first quarter of 2013, and decreased three percent from the fourth quarter of 2013.

First quarter production from the Company’s Aneth Field properties increased two percent, to 555 MBoe from 543 MBoe during the first quarter of 2013 and decreased four percent from 581 MBoe during the fourth quarter of 2013. The sequential decrease in production was principally attributable to unexpected power outages during the first quarter of 2014.

Production from the Company’s Permian Basin properties increased by 133 MBoe to 413 MBoe as compared to the 280 MBoe produced in the first quarter of 2013 and decreased two percent from the 423 MBoe produced during the fourth quarter of 2013. The increase from the comparable prior year period was attributable to the acquisition of producing wells in the Permian Basin in March 2013 and to the Company’s drilling activity in the area.

Wyoming production during the first quarter increased 24 MBoe to 162 MBoe from the 138 MBoe produced in the first quarter of 2013, and increased one MBoe from the 161 MBoe produced during the fourth quarter of 2013. The increase in production from the comparable prior year period is the result of successfully completing a horizontal well in the Turner/Frontier formation in the fourth quarter of 2013.

During the first quarter of 2014, production from the Company’s North Dakota properties decreased by 82 MBoe to four MBoe as compared to the 86 MBoe produced in the first quarter of 2013 and remained consistent with production in the fourth quarter of 2013. The decrease in production from the comparable prior year period was the result of the disposition of the New Home Properties, which closed on July 15, 2013. No future production is anticipated as the remaining North Dakota properties were sold in March 2014.

Revenue: During the first quarter of 2014, Resolute realized a twenty percent increase in adjusted revenue (revenue net of commodity derivative settlement losses) as compared to the prior year quarter due to revenue associated with increased commodity prices as well as increased production. Total adjusted revenue for the quarter was $86.1 million, including the effect of commodity derivative settlement losses of $4.8 million. During the first quarter of 2013, Resolute had total adjusted revenue of $72.0 million, including realized derivative losses of $6.9 million.

Operating Expenses: For the first quarter of 2014, total lease operating expenses (“LOE”) increased fourteen percent to $28.7 million, or $25.27 per Boe, as compared to first quarter 2013 LOE of $25.2 million, or $24.08 per Boe. Sequentially, LOE increased five percent from $27.3 million, or $23.37 per Boe, during the preceding quarter. The quarter-over-quarter aggregate dollar increase was mainly attributable to expanded operational activity in the Permian Basin. Total production taxes increased by $0.4 million, or four percent, to $10.6 million (twelve percent of revenue) from $10.2 million in 2013 (thirteen percent of revenue). Production taxes decreased on a Boe basis from $9.76 per Boe in 2013 to $9.35 per Boe in 2014 due to lower ad valorem tax estimates and increased revenue in areas with lower tax rates.

For the first quarter of 2014, depletion, depreciation, amortization and accretion expenses increased 28 percent to $31.9 million, or $28.14 per Boe, as compared to $24.9 million, or $23.77 per Boe during the first quarter of 2013. The increase was due to increased production and an increase in the depletion, depreciation and amortization rate as a result of a decrease in proved undeveloped reserves at year-end 2013 due to the SEC five-year PUD development rule.

General and Administrative Expense: Resolute incurred general and administrative expense for the first quarter of 2014 of $8.6 million, or $7.62 per Boe, as compared to general and administrative expense of $8.6 million, or $8.18 per Boe, during 2013 and $7.75 per Boe in the preceding quarter. The per-Boe year-over-year decrease resulted from decreased salaries and wages partially offset by increased share-based compensation. Cash-based general and administrative expense was $5.9 million or $5.24 per Boe in 2014, compared to $6.2 million, or $5.90 per Boe in 2013. Share-based compensation expense, a non-cash item, represented $2.7 million, or $2.38 per Boe, for the first quarter of 2014 and $2.4 million, or $2.28 per Boe, for the first quarter of 2013.

Capital Expenditures: During the quarter ended March 31, 2014, Resolute incurred oil and gas related capital expenditures of approximately $36.0 million, net of divestitures of $4.8 million. These capital investments were directed principally toward the Company’s ongoing tertiary recovery projects in Aneth Field and drilling and completion projects in the Permian Basin. Capital expenditures were financed by operating cash flow and borrowings under the Company’s revolving credit facility.

Liquidity and Capital Resources: Outstanding indebtedness at March 31, 2014, consisted of $400 million of senior notes and $320 million in credit facility debt.

On March 7, 2014, the Company entered into the Ninth Amendment to the amended and restated Credit Facility which redefined and adjusted the Maximum Leverage Ratio to (a) 4.90:1.00 for the fiscal quarters ending March 31, 2014 and June 30, 2014, (b) 4.75:1.00 for the fiscal quarters ending September 30, 2014 and December 31, 2014, and (c) 4.00:1.00 for all quarters thereafter. The Ninth Amendment also provided that as of the last day of each fiscal quarter in 2014, the ratio of senior secured debt as of such date to Adjusted EBITDA for the four quarter period ending on such date may not exceed 2.75:1.00.

Additionally, in March 2014, the Company entered into the Tenth Amendment to the amended and restated Credit Facility agreement. In connection with the Tenth Amendment, the semi-annual redetermination of the Company’s borrowing base was completed, resulting in its borrowing base increasing to $425 million, consisting of a $400 million conforming tranche and a $25 million non-conforming tranche (which non-conforming tranche will expire no later than the Company’s next borrowing base redetermination date). The Tenth Amendment also required that the Company enter into commodity derivative agreements by March 31, 2014, on production of not less than 5,100 barrels of oil per day in the aggregate for the fiscal year ending December 31, 2015, at a weighted average price floor of not less than $84.17 per barrel.

Hedging Activities

Resolute has commodity derivatives in place for the remainder of 2014 covering aggregate average daily oil volumes of 7,700 barrels of oil per day (“Bbl per day”). Of that volume, 71 percent (5,500 Bbl per day) is covered by swaps with an average strike price of $92.94, with the remaining volumes (2,200 Bbl per day) covered by three-way collars with a weighted average cap of $96.09 per Bbl, a weighted average floor of $82.73 per Bbl, and a weighted average sold put option of $70.00 per Bbl. A NYMEX weighted average price of $90.00 per Bbl would yield a weighted average price to the Company of $91.67 per Bbl. The Company also has in place swaps covering daily gas volumes of 5,000 million British thermal units (“MMBtu”) per day at NYMEX weighted average prices of $4.17 per MMBtu.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenue:
Oil	$80,605	$72,936
Gas	7,986	4,535
Natural gas liquids	2,287	1,426

Total revenue	90,878	78,897

Operating expenses:
Lease operating	28,654	25,212
Production and ad valorem taxes	10,598	10,233
Depletion, depreciation, amortization and asset retirement obligation accretion	31,908	24,882
General and administrative	8,643	8,568

Total operating expenses	79,803	68,885

Income from operations	11,075	10,012

Other income (expense):
Interest expense, net	(7,796)	(8,081)
Commodity derivative instruments loss	(7,934)	(6,786)
Other income	1	3

Total other expense	(15,729)	(14,864)

Loss before income taxes	(4,654)	(4,852)
Income tax benefit	1,106	1,803

Net loss	$(3,548)	$(3,049)

Net loss per common share:
Basic and diluted	$(0.05)	$(0.05)
Weighted average common shares outstanding:
Basic and diluted	73,540	59,802

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, mark-to-market commodity derivative gain (loss), early commodity derivative settlements, gains and losses on the sale of assets and ceiling test impairment of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended March 31,
	2014	2013
	($ in thousands)
Net loss	$(3,548)	$(3,049)

Adjustments:
Interest expense, net	7,796	8,081
Income tax benefit	(1,106)	(1,803)
Depletion, depreciation, amortization and asset retirement obligation accretion	31,908	24,882
Stock-based compensation	2,890	2,502
Mark-to-market derivative loss (gain)	3,184	(106)

Total adjustments	44,672	33,556

Adjusted EBITDA	$41,124	$30,507

Earnings Call Information

Resolute will host an investor call on May 13, 2014, at 4:30 PM ET. To participate in the call please dial (877) 418-5260 from the United States, or (866) 605-3852 from Canada or (412) 717-9589 from outside the U.S. and Canada. The conference call I.D. number is 1004 4583. Participants should dial in five to ten minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available until 9:00 AM ET on May 16, 2014, by dialing (877) 344-7529 from the U.S., or (412) 317-0088 from outside the U.S. The conference call I.D. number is 1004 4583.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2014; our intent to pursue financing transactions to monetize a portion of our interest in Greater Aneth Field and our plans to increase our activity in the Permian and Powder River basins; liquidity and availability of capital; estimates of original oil in place, resource potential, decline rates and ultimate recoveries of oil and gas (EUR); anticipated capital expenditures in 2014 and beyond and the sources of such funding; our expectations regarding our operating, drilling, development and exploration plans and anticipated costs thereof; our anticipated production, revenues, lease operating expenses, general and administrative rates, tax rates and DD&A rates; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, drilling locations, and productive intervals, the anticipated timing, cost and rate of return of such activities; and the testing and prospectively of our properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells ; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Permian Basin of Texas or obstacles thereto; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential delays in the upgrade of third-party electrical infrastructure serving Aneth Field and potential power supply limitations; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; the success of strategic plans, expectations and objectives for future operations of Resolute; Resolute’s level of indebtedness including our ability to fulfill our obligations under the senior notes and our credit facility; and the availability of additional financing on terms acceptable to us or at all. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2013, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

24-hour peak IP rates and 30-day peak IP rates for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history and not necessarily indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose.

You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K filed on March 10, 2014, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com